CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 43 to Registration Statement No. 2-90309 on Form N-1A under the Securities Act of 1933, of our report dated November 18, 2003, appearing in the annual report to shareholders of Summit Mutual Funds, Inc. - Apex Series for the fiscal year ended September 30, 2003, relating to the Everest Fund, Nasdaq-100 Index Fund, Total Stakeholder Impact Fund (formerly, Total Social Impact Fund), Bond Fund, Short-term Government Fund, High Yield Bond Fund, and Money Market Fund, incorporated by reference in the Statement of Additional Information, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such registration statement.

DELOITTE & TOUCHE LLP
Chicago, Illinois
September 28, 2004